Exhibit 2.1


                   AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF
                           REORGANIZATION AND MERGER

         This AMENDMENT NO. 1 (this "Amendment"), dated as of January 8, 2004, by and between Aurora Foods Inc., a Delaware corporation (the "Company" or "Aurora"), and Crunch Equity Holding, LLC, a Delaware limited liability company ("CEH LLC" and together with Aurora, the "parties"), amends the Agreement and Plan of Reorganization and Merger (the "Original Agreement"), dated as of November 25, 2003, between Aurora and CEH LLC. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Original Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Original Agreement.

         The parties hereto, intending to be legally bound hereby, agree to amend the Original Agreement as follows:

         1. Amendments to Article I. Section 1.1(b) (vi) is hereby amended and restated in its entirety to read as follows:

                  (vi) in exchange for its rights in the Sub Debt Claims and other claims, each of the Bondholders shall be entitled to:

                           (A) the Cash Election, which will be valued at
                  approximately $0.462 for each dollar of Sub Debt Claims (approximately $0.50 per each dollar of principal amount of Sub Debt), or

                           (B) (i) the Equity Election, which (x) will be
                  valued at approximately $0.488 for each dollar of Sub Debt Claims (approximately $0.53 per each dollar of principal amount of Sub Debt), subject to adjustment, and (y) after taking into account dilution for certain equity allocations set forth in the CEH LLC Members Agreement, will be valued at approximately $0.454 for each dollar of Sub Debt Claims, subject to adjustment, (ii) the Cash-Out Subscription Right and (iii) the Make-Up Subscription Right (the Cash-Out Subscription Right and Make-Up Subscription Right being referred to together herein as the "Subscription Rights").

         Each Bondholder shall receive the Sub Debt Cash Consideration unless such Bondholder validly elects to receive Bondholder Trust Interests pursuant to an Equity Election in accordance with Section 2.1; provided, however, that pursuant to Section 2.1(d) hereof, if the aggregate amount of Sub Debt Claims for which Equity Elections are made plus the amount received from Eligible Bondholders in connection with exercises of the Cash-Out Subscription Right is less than $200 million, then Bondholders that make or are deemed to have made Cash Elections shall be deemed to have made Equity Elections with respect to an amount of their Sub Debt Claims equal to their pro rata portions of the shortfall as provided in Section 2.1(d);

         2. Amendments to Article II. Article II is hereby amended and restated in its entirety to read as follows:

                                  ARTICLE II

                  ALLOCATION OF EQUITY AMONG THE BONDHOLDERS

         Section 2.1  Equity Election Procedure.

                  (a) Each Bondholder who is, either directly or through a nominee, trustee or other Person acting in a representative capacity (a "Holder Representative"), a record holder of Sub Debt (a "Record Date Bondholder") on the record date (the "Record Date") established pursuant to Rule 3017(d) of the Federal Rules of Bankruptcy Procedure and any applicable local rules of the Delaware bankruptcy court, shall receive the Sub Debt Cash Consideration (a "Cash Election") unless such holder makes an irrevocable election to receive the Sub Debt Equity Consideration (an "Equity Election") with respect to all of the Sub Debt Claims then held by such Bondholder on the basis hereinafter set forth.

                  (b) The Company shall enclose an Election Form, a Trust Accession Instrument and a Form W-9 together with the Disclosure Statement, the related ballot and other solicitation materials distributed to the Record Date Bondholders or their Holder Representatives. The Election Form shall permit each Bondholder, or such Bondholder's Holder Representative acting on such Bondholder's behalf, to make an Equity Election. Except pursuant to
Section 2.1(d), an Equity Election will be validly made only if the Voting Agent shall have received at its designated office, by 5:00 p.m. New York City time on the Plan Voting Date (the "Plan Voting Deadline"), a properly completed and duly executed Election Form, a duly executed Trust Accession Instrument, and a duly executed Form W-9 and such Bondholder, or such Bondholder's Holder Representative, shall have made prior to the Plan Voting Deadline a valid book entry transfer reflecting the tender of all of such Bondholder's Sub Debt. A Holder Representative may submit a separate Election Form for each Record Date Bondholder for whom such Holder Representative acts as a nominee, trustee or in another representative capacity. Once made, an Equity Election shall be binding upon such Bondholder and all successors, transferees and assignees thereof, and may not be revoked, rescinded, amended or superceded by such Bondholder or any other Person.

                  (c) The determination of the Company, in its sole discretion, which it may delegate in whole or in part to the Voting Agent, shall be conclusive and binding as to whether or not Equity Elections have been timely and validly made pursuant to this Section 2.1. The Company may, in its sole discretion, which it may delegate in whole or in part to the Voting Agent, disregard immaterial defects in any Election Form or related document. The decision of the Company or Voting Agent in such matters shall be conclusive and binding so long as it has acted in good faith. Neither the Company nor the Voting Agent shall be under any obligation to notify any person of any defect in any Election Form or related documents submitted to the Voting Agent.

                  (d) Notwithstanding the foregoing provisions of this Section 2.1, to the extent that the sum of (x) the aggregate amount of Sub Debt Claims for which Equity Elections are validly made pursuant to Section 2.1(b) plus
(y) an amount equal to the aggregate amount of Cash-Out Class A Units validly subscribed for by Eligible Bondholders divided by the Sub Debt Cash-Out Value, is less than $200 million (the amount of such difference, an "Equity Election Shortfall"), each Bondholder who validly made or is deemed to have made a Cash Election shall be deemed (for all purposes of this Agreement) to have made (i) an Equity Election with respect to an amount of such Bondholder's Sub Debt Claims equal to the product of (A) the Equity Election Shortfall and (B) the quotient of (I) the aggregate amount of Sub Debt Claims held of record as of the Record Date by such Bondholder (either directly or through such Bondholder's Holder Representative) over (II) the aggregate amount of Sub Debt Claims held of record as of the Record Date by all Bondholders (either directly or through their Holder Representatives) who validly made or have been deemed to have made Cash Elections and (ii) a Cash Election with respect to an amount of Sub Debt Claims equal to the aggregate amount of Sub Debt Claims held of record as of the Record Date by such Bondholder (either directly or through such Bondholder's Holder Representative) less the amount in clause (i).

         Section 2.2 Subscription Rights. (a) Each Record Date Bondholder that validly makes an Equity Election, either directly or through such Bondholder's Holder Representative (an "Eligible Bondholder"), shall have the right to subscribe for Bondholder Class A Units (expressed throughout this Agreement in dollar values) pursuant to a Cash-Out Subscription Right and a Make-Up Subscription Right, in each case on the terms and conditions set forth in this
Section 2.2

                  (b) In addition to providing for Equity Elections, the Election Form shall enable Eligible Bondholders to exercise their Subscription Rights and shall include: (i) instructions for calculating an Eligible Bondholder's Applicable Percentage; (ii) a good faith estimate of the amount of the Equity Deficiency; (iii) rights for each Eligible Bondholder to subscribe for (A) an amount of Cash-Out Class A Units equal to the product of
(I) such Eligible Bondholder's Applicable Percentage, (II) the aggregate amount of the Cashed-Out Sub Debt and (III) the Sub Debt Cash-Out Value (a "Cash-Out Subscription Right"), and (B) up to an aggregate amount of Make-Up Class A Units equal to the Equity Deficiency (a "Make-Up Subscription Right"). All subscriptions described in this Section 2.2(b) will be made simultaneously with the Closing. The foregoing rights shall by their terms remain open and exercisable until 5:00 p.m., New York City time, on the Plan Voting Date (the "Subscription Right Period").

                  (c) To the extent that the aggregate amount of the Make-Up Class A Units subscribed for by the Eligible Bondholders pursuant to the Make-Up Subscription Right exceeds the amount of the Equity Deficiency, each such Eligible Bondholder's subscription amount pursuant to the Make-Up Subscription Right shall be equal (for all purposes of this Agreement) to the product of (i) the amount of the Equity Deficiency and (ii) the quotient of
(A) the aggregate amount of Sub Debt Claims held of record by such Bondholder, either directly or through such Bondholder's Holder Representative, as of the Record Date, over (B) the aggregate amount of Sub Debt Claims held by all Eligible Bondholders, either directly or through their Holder Representatives, as of the Record Date who elect to exercise the Make-Up Subscription Right.

                  (d) Each Eligible Bondholder shall have the option to exercise the Cash-Out Subscription Right and Make-Up Subscription Right by delivering a properly completed and duly executed Election Form to the Voting Agent at its designated office prior to the expiration of the Subscription Right Period. A Holder Representative may submit a separate Election Form for each Eligible Bondholder for whom such holder acts as a nominee, trustee or in another representative capacity.

                  (e) The Company shall, by no later than fifteen (15) Business Days prior to the Closing Date (or such shorter period as may be agreed by the Company and the Designated Representative), mail a notice (a "Subscription Payment Notice") to each Eligible Bondholder, or such Bondholder's Holder Representative, from whom the Company has received a properly completed and duly executed Election Form exercising one or both Subscription Rights setting forth: (i) the anticipated Closing Date; (ii) a statement of the amount, if any, of Cash-Out Class A Units subscribed for by such Bondholder pursuant to the Cash-Out Subscription Right; and (iii) a statement of (A) the amount of the Equity Deficiency and (B) the amount, if any, of Make-Up Class A Units subscribed for by such Bondholder pursuant to the Make-Up Subscription Right. Each applicable Eligible Bondholder shall, by no later than three (3) Business Days prior to the Closing Date (the "Subscription Payment Deadline"), (x) with respect to any exercised Make-Up Subscription Right, pay to the Exchange Agent an amount equal to the amount of the Make-Up Class A Units specified in the Subscription Payment Notice, and
(y) with respect to an exercised Cash-Out Subscription Right, pay to the Exchange Agent an amount equal to the amount of the Cash-Out Class A Units specified in the Subscription Payment Notice. In the event that an Eligible Bondholder's subscription payments shall not have been received by the Exchange Agent prior to the Subscription Payment Deadline, such Bondholder's Subscription Payment Notice shall be deemed to have been revoked for all purposes of this Agreement.

                  (f) To the extent that less than all of the Bondholder Class A Units subject to subscription pursuant to this Section 2.2 are subscribed for by the Eligible Bondholders, the Pinnacle Equity Sponsors shall subscribe for the remainder of such Bondholder Class A Units, which subscription shall be made simultaneously with the Closing and shall otherwise be on the same terms as the subscription rights provided to the Eligible Bondholders under this Section 2.2, except for the time of payment. At Closing, the Pinnacle Equity Sponsors shall, if applicable, (i) with respect to the amount by which the Equity Deficiency exceeds payments received by the Exchange Agent in respect of the Make-Up Class A Units pursuant to Section 2.2(e), invest the amount of such excess in Pinnacle (by way of CEH LLC and Holding), (ii) with respect to the amount by which the product of (A) the aggregate amount of the Cashed Out Sub Debt and (B) the Sub Debt Cash-Out Value exceeds payments received by the Exchange Agent in respect of Cash-Out Class A Units pursuant to Section 2.2(e), invest the amount of such excess in Pinnacle (by way of CEH LLC and Holding) and (iii) execute and deliver to the Exchange Agent a Trust Accession Instrument with respect to such subscription.

         3.       Amendments to Article III.

                  (a) Section 3.6 is hereby amended to amend and restate in their entirety the following defined terms:

                  "Actual Sub Debt Equity Value Per Dollar" equals the quotient of (a) Actual Sub Debt Equity Value over (b) $400 million plus the aggregate amount of accrued but unpaid interest on the Sub Debt through and including December 7, 2003.

                  "Actual Sub Debt LLC Units" means with respect to any Bondholder, a number of Class A Units equal to the quotient of (a) the product of (i) the amount of Sub Debt Claims held by such Person (either directly or through such Bondholder's Holder Representative) for which an Equity Election has been made and (ii) the Actual Sub Debt Equity Value Per Dollar over (b) the Class A Per Unit Value.

                   "Cashed-Out Sub Debt" means any Sub Debt Claims for which no Equity Elections shall have been made or deemed to have been made in accordance with Section 2.1 of this Agreement.

                  "Estimated Sub Debt Equity Value Per Dollar" equals the quotient of (a) Estimated Sub Debt Equity Value over (b) $400 million plus the aggregate amount of accrued but unpaid interest on the Sub Debt through and including December 7, 2003.

                  "Estimated Sub Debt LLC Units" means, with respect to any Bondholder, a number of Class A Units equal to the quotient of (a) the product of (i) the amount of Sub Debt Claims held by such Person (either directly or through such Bondholder's Holder Representative) for which an Equity Election has been made (or deemed to have been made) and (ii) and the Estimated Sub Debt Equity Value Per Dollar over (b) the Class A Per Unit Value.

                  "Excluded Aurora Expenses" means (i) any amounts paid or payable to Merrill Lynch & Co. pursuant to that certain Letter Agreement, dated June 11, 2002, between the Company and Merrill Lynch & Co., (ii) any amount included within the Employee Expense Amount, other than the Bonus Accrual Items reflected on the Estimated Aurora Balance Sheet or the Final Aurora Balance Sheet (as applicable),
         (iii) the Derivative Amount, (iv) the Rejection Amount, (v) premiums paid to maintain and/or procure directors' and officers' insurance pursuant to Section 9.2(a) hereof up to a maximum of $2.7 million,
         (vi) the Bank Fees, (vii) the Paid Default Interest accruing after October 31, 2003, (viii) the Settlement Amount, (ix) amounts paid under the Management Retention Plan, (x) the fee payable to the Pinnacle Equity Sponsors and the fees and expenses payable to the Pinnacle Equity Investors pursuant to Section 9.10 and (xi) Promotion Expenses.

                  "Sub-Debt Cash-Out Value" equals $0.462.

                  "Sub Debt Cash Consideration" means, with respect to any Bondholder, the product of (a) the amount of Sub Debt Claims held by such Bondholder (either directly or through such Bondholder's Holder Representative) for which no Equity Election has been made (or deemed to have been made) and (b) the Sub Debt Cash-Out Value.

                  (b) Each of Sections 3.7 and 3.10 is hereby amended by replacing the defined term "Sub Debt" in each instance in which it appears within such section with the defined term "Sub Debt Claims".

                  (c) Section 3.8 is hereby amended and restated in its entirety to read as follows:

                           Section 3.8      Payment.

                                    (a)     At the Closing, CEH LLC shall cause
the Reorganized Company and the Exchange Agent to:

                                            (i) subject to Section 3.8(c),
         with respect to each Bondholder holding Sub Debt Claims in respect of which a Cash Election was made, upon receipt by the Voting Agent of a properly completed and duly executed Election Form and duly executed Form W-9 by the Plan Voting Deadline, and, with respect to each Bondholder holding Sub Debt Claims in respect of which a Cash Election was deemed to have been made, (x) upon receipt by the Voting Agent of a properly completed and duly executed Election Form and duly executed Form W-9 prior to the Closing or (y) upon receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and duly executed Form W-9, pay to such Bondholder an amount equal to such Bondholder's Sub Debt Cash Consideration; and

                                            (ii) subject to Section 3.8(c),
         (x) with respect to each Bondholder holding Sub Debt Claims in respect of which an Equity Election was validly made, upon receipt by the Voting Agent of a properly completed and duly executed Election Form, a duly executed Trust Accession Instrument, and a duly executed Form W-9 by the Plan Voting Deadline, and (y) with respect to each Bondholder holding Sub Debt Claims in respect of which an Equity Election was deemed to have been made, upon, as applicable, (A) receipt by the Voting Agent of a properly completed and duly executed Election Form, a duly executed Trust Accession Instrument, and a duly executed Form W-9 or (B) to the extent not previously received by the Voting Agent, receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal, a duly executed Trust Accession Instrument, and a duly executed Form W-9, issue to Bondholder Trust, on behalf of such Bondholder, a number of Class A Units equal to such Bondholder's Estimated Sub Debt LLC Units (and promptly thereafter Bondholder Trust will issue a like number of Bondholder Trust Interests to such Bondholder); and

                                            (iii) subject to Section 3.8(c),
         with respect to each Person who has validly subscribed for Cash-Out Class A Units and/or Make-Up Class A Units and who has paid to the Exchange Agent the amounts required in connection therewith as set forth in Section 2.2(e), (x) if such Person is an Eligible Bondholder, upon receipt by the Voting Agent of a properly completed and duly executed Election Form, a duly executed Trust Accession Instrument, and a duly executed Form W-9, or (y) if such Person is a Pinnacle Equity Sponsor, upon receipt by the Exchange Agent of an executed Trust Accession Instrument, issue to Bondholder Trust, on behalf of such Person, a number of Class A Units equal to such Person's Estimated Cash-Out LLC Units and Make-Up LLC Units (and promptly thereafter Bondholder Trust will issue a like number of Bondholder Trust Interests to such Person).

                                    (b) Promptly after the Closing, CEH LLC
         shall cause the Reorganized Company and the Exchange Agent to give notice of the Closing to each Bondholder (either directly or through such Bondholder's Holder Representative) (i) that was deemed to have made an Equity Election under Section 2.1(d) and that did not deliver to the Voting Agent a duly executed Trust Accession Instrument, a duly executed Form W-9, and a properly completed and duly executed Election Form and/or (ii) that was deemed to have made a Cash Election and that did not deliver to the Exchange Agent a properly completed and duly executed Letter of Transmittal and duly executed Form W-9. Such notice shall (x) inform such Bondholders that were deemed to have made a Cash Election with respect to all or any portion of their Sub Debt Claims that, in order to obtain the funds payable in respect of such deemed Cash Election, they must deliver to the Exchange Agent a properly completed and duly executed Letter of Transmittal and duly executed Form W-9 and (y) inform such Bondholders that were deemed to have made an Equity Election with respect to any portion of their Sub Debt Claims of the amount of Sub Debt Claims with respect to which they have been deemed to have made an Equity Election and that, in order to obtain the Bondholder Trust Interests in respect of such deemed Equity Election, they must deliver to the Exchange Agent a duly executed Trust Accession Instrument, a duly executed Form W-9, and, if such Bondholder did not deliver to the Voting Agent a properly completed and duly executed Election Form, a properly completed and duly executed Letter of Transmittal.

                                    (c) Notwithstanding anything to the
         contrary contained herein, CEH LLC shall not be obligated to cause the Reorganized Company and the Exchange Agent to pay to any Bondholder any Sub Debt Cash Consideration or issue to Bondholder Trust in respect of any Bondholder any Estimated Sub Debt LLC Units unless the Voting Agent or the Exchange Agent, as the case may be, shall have received from DTC an Agent's Message as to such Bondholder.

                                    (d) With respect to dividends or other
         distributions declared by CEH LLC on Class A Units, the record date for which is at or after the Closing (an "Applicable Dividend"), all Class A Units to be issued pursuant to this Section 3.8 shall be deemed issued and outstanding as of the Closing and whenever such a dividend or other distribution is declared by CEH LLC, that declaration shall include dividends or other distributions in respect of Class A Units issuable pursuant to this Section 3.8; provided, that dividends or other distributions declared or made in respect of Class A Units issuable pursuant to this Section 3.8 shall not be paid to Bondholder Trust until such units have been issued to Bondholder Trust as specified in Section 3.8(a). With respect to any Applicable Dividend declared in respect of any Class A Units which are issued pursuant to Section 3.8 subsequent to the declared distribution date for such Applicable Dividend, CEH LLC shall pay such Applicable Dividend to Bondholder Trust on behalf of the Person for whose account such Class A Units were issued promptly following such issuance.

                                    (e) Each of the Reorganized Company and
         CEH LLC shall be entitled to deduct and withhold from the cash consideration otherwise payable to any Bondholder pursuant to this
         Article III any amounts as they are required to deduct and withhold with respect to payment under any provision of federal, state or local income Tax law. If the Reorganized Company or CEH LLC, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Bondholders in respect of which the Reorganized Company or CEH LLC, as the case may be, made such deduction or withholding. No interest shall accrue or be paid on any cash payable in respect of the Sub Debt Claims.

                                    (f) The Exchange Agent shall, within five
         Business Days after the date that is one year after the Closing Date, return to the Reorganized Company any portion of the cash and/or LLC Units remaining to be paid or distributed to Bondholders who have not yet delivered or caused to be delivered (i) Election Forms, the related Agent's Messages, Trust Accession Instruments and/or Form W-9's (as applicable) to the Voting Agent, or (ii) Letters of Transmittal, the related Agent's Messages, Trust Accession Instruments and/or Form W-9's (as applicable) to the Exchange Agent, as the case may be. Any Bondholders will thereafter be entitled to look only to the Reorganized Company for satisfaction of their claims for the consideration set forth in this Section 3.8, without interest.

         4. Amendment to Article IV. Section 4.2 (a) is hereby amended by replacing in the first clause thereof the defined term "Sub Debt" with the defined term "Sub Debt Claims".

         5. Amendment to Article V. Section 5.2 (c) is hereby amended and restated in its entirety to read as follows:



                  (c) At the Closing, (i) CEH LLC, Bondholder Trust and the Reorganized Company shall enter into the Indemnity Agreement and (ii) Holding and the Investors specified in the Registration Rights Agreement shall enter into the Registration Rights Agreement.

         6. Amendment to Article IX. The first paragraph of Section 9.1 is hereby amended to insert after the parenthetical phrase "(which consent shall not be unreasonably withhold)" the following: "or in connection with the promotion activities underlying the Promotion Expenses."

         7. Amendment to Article X. Section 10.10 is hereby amended and restated in its entirety to read as follows:

         Section 10.10 No Activity. From and after the date hereof, Holding shall not conduct any operations, or incur any liabilities or obligations other than those described in Section 8.12 hereof; provided, that Holding (a) may adopt an employee stock purchase plan providing for the issuance of up to $5,000,000 in value in the aggregate of Holding's common stock (i) on or about the Closing Date, to management employees of the Reorganized Company at a price per share based on a $500 million equity value of the Reorganized Company and (ii) thereafter to new management employees of the Reorganized Company, as determined by the Board of Directors of Holding or the Compensation Committee thereof, at a price per share equal to the fair market value of a share of Holding's common stock as determined by the Board of Directors of Holding, and (b) may amend its certificate of incorporation to increase the number of its authorized shares of common stock in connection therewith.

         8.       Amendments to Article XI.

                  (a)      The following shall be inserted as a new Section
         11.2(m):

                           (m) CEH LLC shall have received the Indemnity
Agreement, executed by Bondholder Trust.

                  (b)      The following shall be inserted as a new Section
         11.3(g):

                           (g) The Designated Representative shall have
                  received the Registration Rights Agreement, executed by Holding and the Investors specified therein (other than Bondholder Trust).

         9. Registration Rights Agreement. A new Exhibit M is hereby added to the Original Agreement in the form of Exhibit M hereto and the Exhibit Index of the Original Agreement is hereby updated accordingly.

         10. Certain Defined Terms. Section 14.1 is hereby amended to add or amend and restate in their entirety, as applicable, the following defined terms:

                  "Adjusted EBITDA" means (a) EBITDA of the Company for the relevant period, as set forth in the Company Plan, less (b) amounts expended from July 1, 2003 through the end of the relevant period for marketing and other related expenses in respect of the introduction by a competitor of the Company of new products consistent with the marketing plan previously provided to CEH LLC which are in excess of the amount of marketing and other related expenses set forth in the Company Plan up to an aggregate amount of $2.9 million, less (c) the Settlement Amount, less (d) Promotion Expenses.

                  "Agent's Message" means a message, transmitted by DTC to and received by the Voting Agent or the Exchange Agent, as the case may be, which states that DTC has made a book entry transfer reflecting the tender of all Sub Debt with respect to which the applicable Bondholder has made a Cash Election or Equity Election, or has been deemed to have made such an election. The Agent's Message must identify such Bondholder's account number at the DTC participant through which such Bondholder holds its Sub Debt, as well as the related transaction code number (if applicable).

                  "Applicable Dividend" has the meaning set forth in Section 3.8(d).

                  "Applicable Percentage" equals, for any Eligible Bondholder, the quotient, as expressed as a percentage, of (a) the aggregate amount of Sub Debt Claims in respect of Sub Debt held of record, either directly or through such Bondholder's Holder Representative, by such Eligible Bondholder as of the Record Date over (b) $400 million plus the aggregate amount of accrued but unpaid interest on the Sub Debt through and including December 7, 2003.

                  "Business Day" means any day that is not a Saturday or a Sunday or a day on which banks located in New York City are authorized or required to be closed.

                  "DTC" means the Depository Trust Company.

                  "Election Form" means an election form to be distributed to the Bondholders for purposes of (i) making an Equity Election and
         (ii) exercising Subscription Rights, which shall be in a form reasonably agreed upon by the Company, CEH LLC and the Designated Representative.

                  "Promotion Expenses" means any amounts (up to an aggregate amount of $5.4 million) paid with the approval of CDM in connection with the promotion of the Company's seafood and syrup brands.

                  "Registration Rights Agreement" means a registration rights agreement substantially in the form attached as Exhibit M hereto, among Holding, Bondholder Trust and the Investors specified therein.

                  "Sub Debt Claims" means, as to any Bondholder, the principal amount of Sub Debt held by such Bondholder, plus the aggregate amount of accrued but unpaid interest on such Sub Debt through and including December 7, 2003.

                  "Subscription Rights" has the meaning given in Section 1.1(b)(vi)(B).

         11. Confirmation of Original Agreement. Except as expressly modified by this Amendment, all provisions of the Original Agreement remain unmodified and in full force and effect.

         12. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to conflicts of law principles thereof.

         13. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.


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


         IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed as of the date first above written.

                                    AURORA FOODS INC.


                                    By:   /s/ Dale F. Morrison
                                          ------------------------------------
                                          Name:     Dale F. Morrison
                                          Title:    Chairman and Interim Chief
                                                    Executive Officer



                                    CRUNCH EQUITY HOLDING, LLC


                                    By:   /s/ Adam Suttin
                                          ------------------------------------
                                          Name:     Adam Suttin
                                          Title:    Authorized Signatory